PROSPECTUS ADDENDUM Dated May 11, 2016 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-204908

PROSPECTUS ADDENDUM
(to Prospectus Supplements dated as of various
dates and Prospectus dated April 29, 2016)

UBS AG

Exchange Traded Notes (ETNs)

This prospectus addendum relates to various series of outstanding exchange traded notes (collectively, “ETNs”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series A”. The ETNs were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETNs, UBS AG prepared either a prospectus supplement or a pricing supplement as supplemented by a product supplement (each, as amended from time to time, an “applicable supplement”), each of which supplements and forms part of the original prospectus relating to your series of ETNs. The applicable supplement relating to each series of ETNs incorporates a “base” prospectus dated on or before June 12, 2015 (in each case, a “prior base prospectus”). UBS AG will use this prospectus addendum and the applicable supplement in connection with the continuous offering of ETNs.

UBS AG has now prepared a new “base” prospectus dated April 29, 2016 (the “new base prospectus”). The new base prospectus replaces the prior base prospectuses.

Because the terms of your ETNs otherwise have remained the same, UBS AG is continuing to use the applicable supplement. As a result, you should read the applicable supplement which gives the specific terms of your ETNs, together with the new base prospectus. When you read these documents, please note that all references in the applicable supplements to a prior base prospectus, or to any sections of a prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links in the applicable supplements to a prior base prospectus, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

In addition, please disregard the table of contents for any prior base prospectus that is provided in the applicable supplement for your ETNs. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the applicable supplements and the new base prospectus, in connection with offers and sales of the ETNs in market-making transactions. Please see “Supplemental Plan of Distribution” in the applicable supplement for your ETNs and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Securities LLC
Prospectus Addendum dated May 11, 2016